EXHIBIT 99.1

[ANGIODYNAMICS LOGO]

For Immediate Release

Company Contact:           Investor Relations Contacts:   Media Contact:
AngioDynamics, Inc.        EVC Group, Inc.                EVC Group, Inc.
D. Joseph Gersuk, CFO      Doug Sherk / Jenifer Kirtland  Steve DiMattia
(800) 772-6446 x1608       (415) 896-6820                 (646) 201-5445
jgersuk@AngioDynamics.com  dsherk@evcgroup.com            sdimattia@evcgroup.com
                           jkirtland@evcgroup.com

                 AngioDynamics Reports Fiscal Fourth Quarter and
                        Full Year 2009 Financial Results

      o     Fourth Quarter Net Sales Increase 13% to $52.8 Million

      o Fourth Quarter Net Income of $2.9 Million, or $0.12 EPS vs $0.02 EPS a Year Ago

      o Fourth Quarter EPS of $0.14 Prior to Non-Recurring Costs, vs $0.19 a Year Ago Prior to Litigation Costs, Reflecting Investments in IRE Technology and Sales and Marketing

      o Fourth Quarter Non GAAP EBITDA of $0.32 Per Share vs $0.12 Per Share a Year Ago

      o     Company Conference Call Begins Today at 4:30 p.m. Eastern Time

QUEENSBURY, N.Y. July 16, 2009 -- AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices for minimally-invasive treatment of cancer and peripheral vascular disease, today reported financial results for the fiscal fourth quarter and year ended May 31, 2009. Financial results include the acquisition of Diomed assets since June 17, 2008 and the acquisition of FlowMedica assets since January 12, 2009, the dates of acquisition. In addition, the Company announced plans to establish a corporate office near Albany, N.Y.

Net sales in the fourth quarter were $52.8 million, a 13% increase over the $46.8 million reported in the fourth quarter a year ago. Gross margin in the fourth quarter was 61.9% compared with 62.7% a year ago, with the decline attributable to product mix. Operating income was $4.8 million in the fourth quarter compared with $322,000 a year ago.

Net income in the fourth quarter was $2.9 million or $0.12 per share compared with $519,000, or $0.02 per share a year ago. 2009 fourth quarter operating results include $702,000 in certain non-recurring costs, which are primarily attributable to the write-off of facility design and related costs associated with a terminated project to build an office in Queensbury. In the fourth quarter a year ago, the Company recorded a $6.8 million litigation provision. Excluding the aforementioned two items, fourth quarter net income was $3.4 million or $0.14 per share compared with net income of $4.7 million or $0.19 per share a year ago. The decline in net income is primarily attributable to increased operating expenses associated with the Company's investments in irreversible electroporation (IRE) technology and sales and marketing programs.

EBITDA (Non GAAP) was $7.8 million or $0.32 per share in the fourth quarter and $2.8 million or $0.12 per share in the fourth quarter a year ago.

For the fiscal year ended May 31, 2009, net sales of $195.1 million increased 17% over the $166.5 million reported for the prior year; gross margin was 61.6% in both years; operating income was $16.1 million compared with $16.2 million for the prior year; net income was $9.9 million or $0.41 per share, compared with $10.9 million or $0.45 per share for the prior year; and EBITDA (Non GAAP) was $27.9 million or $1.14 per share, compared with $25.4 million or $1.04 per share for the prior year.

AngioDynamics reported cash and investments of $68.2 million and long-term debt of $6.8 million at May 31, 2009. The Company generated $6.9 million in cash flow from operations in the fourth quarter, bringing cash flow from operations for fiscal 2009 to $19.9 million.

In fiscal 2009, AngioDynamics began operating three business units: Peripheral Vascular, Access and Oncology/Surgery. Peripheral Vascular sales were $22.5 million in the fourth quarter, an increase of 26% from the fourth quarter a year ago, inclusive of the laser ablation products acquired from Diomed and the Benephit(R) renal infusion system acquired from FlowMedica. Access sales were $17.9 million in the quarter, a decrease of 1% from the fourth quarter a year ago, and Oncology/Surgery sales grew 15% to $12.4 million from the fourth quarter a year ago.

"While we made progress during the fourth quarter, our performance illustrates the investments we are making in IRE and sales and marketing and the work to be done to restore organic sales growth," said Jan Keltjens, President and CEO. "Since early March, I've spent a great deal of time getting to know our team and evaluating the Company's strengths and opportunities. We have begun implementing several actions that I believe will improve future operating performance. We have identified the business areas that can drive global growth and are moving forward on streamlining the organization, increasing accountability, focusing R&D efforts and creating a center of expertise for manufacturing and process engineering. As a result, we are making plans to establish an office closer to the Albany area. This new office will allow us to create needed manufacturing and engineering capacity and focus at our Queensbury global supply chain hub. Additionally, it will provide an attractive and more easily accessible location for our marketing and R&D teams, while enhancing our ability to attract key talent to drive our growth.

"We have also decided to accelerate our investments in developing our international business opportunities and we plan to hire a general manager for international commercial operations who will be based in Europe and report to me. We also made good progress with our promising IRE program during the fourth quarter. Our team is currently implementing clinical programs designed to gain specific labeling for the treatment of prostate and pancreatic cancers in the U.S. and generate clinical outcome data for Liver/HCC therapy in international markets," concluded Mr. Keltjens.

Highlights of the quarter and more recent activities include the following:

o The Company has determined that it will focus on three strategic clinical programs for the NanoKnife(TM) IRE system. The programs will focus on prostate, pancreatic and HCC/liver cancers. There has been good progress with pre-clinical work supporting FDA Investigational Device Exemptions and the first patient enrollment is expected before the end of calendar year 2009. To date, 66 NanoKnife procedures have been conducted worldwide in seven centers, including the first fully commercial IRE case at Banner Good Samaritan hospital in Phoenix.

o AngioDynamics has released NanoKnife software version 2.0.7. Among other features of the software, version 2.0.7 offers a robust cardiac synchronization algorithm to avoid ventricular arrhythmia during irreversible electroporation near the heart, an occurrence which had been noted in a few early NanoKnife cases but not since this feature was implemented.

o     During the past seven weeks, AngioDynamics launched four new products:

      - The Starburst(R) Xli-enhanced Semi-Flex electrode is the first radiofrequency ablation (RFA) device specifically designed to deliver a 7cm ablation of a tumor in a single placement during CT-aided procedures.

      - The Starburst(R) XL is an RFA device with a convenient, pre-attached main cable designed to provide reproducible spherical ablations up to 5cm.

      - The DuraMax(TM) hemodialysis catheter is AngioDynamics' latest evolution in the Company's market-leading stepped tip design that improves ease of use, dialysis efficiency and overall patient outcomes.

      - The NeverTouch-FRS (fiber recognition system) makes NeverTouch(TM) fiber technology compatible with AngioDynamics' latest Delta Laser system, as well as lasers formerly manufactured by Diomed.

o A Center of Excellence for Process Engineering & Technology has been established at the Company's Queensbury manufacturing operations. The goal of the Center is to drive stronger product designs plus manufacturing efficiencies resulting in improved supply chain performance including stable product supply and improved gross margins.

      Fiscal 2010 Guidance

The Company's outlook for fiscal 2010 is as follows:

      o Net sales in the range of $209 million to $215 million, an increase of 7-10% over fiscal 2009 net sales

      o     Gross margin in the range of 61-62% of net sales

      o GAAP operating income in the range of $18 million to $20 million, an increase of 12-24%

      o EBITDA in the range of $30 million to $32 million, an increase of 8-15%

      o GAAP EPS in the range of $0.43 to $0.47, inclusive of a $0.24 EPS impact from IRE investments

Conference Call

AngioDynamics management will host a conference call to discuss its fourth quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (877) 941-8609 from the U.S. or for international callers, please dial +1 (480) 629-9818.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investor.angiodynamics.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.

A replay will be available on the Web site. A telephone replay will be available from 6:30 p.m. Eastern time on July 16, 2009, through 11:59 p.m. Eastern time on July 23, 2009, by dialing 1 (800) 406-7325 (domestic) or +1 (303) 590-3030
(international) and entering the passcode: 4104137#.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics' business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, the Company has reported non-GAAP EBITDA, (income before interest, taxes, depreciation and amortization) and non-GAAP EBITDA per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing the Company's performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of the Company's underlying business. Management encourages investors to review the Company's financial results prepared in accordance with GAAP to understand the Company's performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company's financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. ("AngioDynamics" or the "Company") is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally-invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency and irreversible electroporation ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms" "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from the Company's expectations. Factors that may affect the actual results achieved by the Company include, without limitation, the ability of the Company to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of the Company to integrate purchased businesses as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2008. The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

                               (Tables to Follow)

                      ANGIODYNAMICS, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                      (in thousands, except per share data)

                                  Three months ended       Twelve months ended
                                 ---------------------    ---------------------
                                  May 31,      May 31,     May 31,      May 31,
                                   2009         2008        2009         2008
                                 --------     --------    --------     --------
                                      (unaudited)              (unaudited)

Net sales                        $ 52,821     $ 46,752    $195,054     $166,500
Cost of sales                      20,128       17,439      74,989       63,913
                                 --------     --------    --------     --------
      Gross profit                 32,693       29,313     120,065      102,587
                                 --------     --------    --------     --------
      % of net sales                 61.9%        62.7%       61.6%        61.6%
                                 --------     --------    --------     --------
Operating expenses
   Research and development         4,836        4,064      17,914       14,424
   Sales and marketing             16,051       12,507      56,785       46,047
   General and administrative       4,033        3,820      16,394       15,425
   Amortization of intangibles      2,310        1,843       9,126        6,849
   Litigation provision              --          6,757        --          3,606
   Non-recurring costs                702         --         3,743         --
                                 --------     --------    --------     --------
      Total operating expenses     27,932       28,991     103,962       86,351
                                 --------     --------    --------     --------
      Operating income              4,761          322      16,103       16,236
Other income (expense), net          (293)         403        (951)       1,092
                                 --------     --------    --------     --------
      Income before income taxes    4,468          725      15,152       17,328
Provision for income taxes          1,566          206       5,220        6,439
                                 --------     --------    --------     --------
      Net income                 $  2,902     $    519    $  9,932     $ 10,889
                                 ========     ========    ========     ========

Earnings per common share
      Basic                      $   0.12     $   0.02    $   0.41     $   0.45
      Diluted                    $   0.12     $   0.02    $   0.41     $   0.45

Weighted average common shares
      Basic                        24,427       24,199      24,363       24,082
      Diluted                      24,544       24,394      24,513       24,349

Reconciliation of Operating Income to non-GAAP EBITDA:

                                   Three months ended       Twelve months ended
                                  ---------------------    ---------------------
                                   May 31,      May 31,     May 31,      May 31,
                                    2009         2008        2009         2008
                                  --------     --------    --------     --------
                                       (unaudited)              (unaudited)

Operating income                  $  4,761     $    322    $ 16,103     $ 16,236

Amortization of intangibles          2,310        1,843       9,126        6,849
Depreciation                           689          673       2,687        2,328
                                  --------     --------    --------     --------
      EBITDA                      $  7,760     $  2,838    $ 27,916     $ 25,413
                                  ========     ========    ========     ========

EBITDA per common share
      Basic                       $   0.32     $   0.12    $   1.15     $   1.06
      Diluted                     $   0.32     $   0.12    $   1.14     $   1.04

Weighted average common shares
      Basic                         24,427       24,199      24,363       24,082
      Diluted                       24,544       24,394      24,513       24,349

                      ANGIODYNAMICS, INC. AND SUBSIDIARIES
                   NET SALES BY BUSINESS UNIT AND BY GEOGRAPHY
                                 (in thousands)

                                   Three months ended       Twelve months ended
                                  ---------------------    ---------------------
                                   May 31,      May 31,     May 31,      May 31,
                                    2009         2008        2009         2008
                                  --------     --------    --------     --------
                                       (unaudited)              (unaudited)

Net Sales by Business Unit
   Peripheral Vascular            $ 22,510     $ 17,793    $ 83,457     $ 63,677
   Access                           17,881       18,111      66,812       64,433
   Oncology/Surgery                 12,430       10,848      44,785       38,390
                                  --------     --------    --------     --------
      Total                       $ 52,821     $ 46,752    $195,054     $166,500
                                  ========     ========    ========     ========

Net Sales by Geography
   United States                  $ 47,049     $ 41,950    $173,310     $150,567
   International                     5,772        4,802      21,744       15,933
                                  --------     --------    --------     --------
      Total                       $ 52,821     $ 46,752    $195,054     $166,500
                                  ========     ========    ========     ========

                      ANGIODYNAMICS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                         May 31,       May 31,
                                                          2009          2008
                                                       -----------   -----------
                                                       (unaudited)       (2)
Assets
Current Assets
   Cash and cash equivalents                            $  27,909     $  32,040
   Restricted cash                                           --              68
   Marketable securities                                   40,278        46,182
                                                        ---------     ---------
      Total cash and investments                           68,187        78,290

   Receivables, net                                        27,181        26,642
   Inventories, net                                        36,928        22,901
   Deferred income taxes                                    9,337        10,902
   Prepaid income taxes                                     3,694           375
   Prepaid expenses and other                               3,271         2,772
                                                        ---------     ---------
      Total current assets                                148,598       141,882

Property, plant and equipment, net                         22,183        21,163
Intangible assets, net                                     67,770        71,311
Goodwill                                                  161,974       162,707
Deferred income taxes                                       4,263         6,860
Other non-current assets                                    3,915         4,824
                                                        ---------     ---------
      Total Assets                                      $ 408,703     $ 408,747
                                                        =========     =========

Liabilities and Stockholders' Equity
Current portion of long-term debt                       $     265     $  10,040
Contractual payments on acquisition of business, net        5,227         9,625
Other current liabilities                                  24,207        19,537
Litigation provision                                         --           6,757
Long-term debt, net of current portion                      6,810         7,075
                                                        ---------     ---------
      Total Liabilities                                    36,509        53,034

Stockholders' equity                                      372,194       355,713
                                                        ---------     ---------
      Total Liabilities and Stockholders' Equity        $ 408,703     $ 408,747
                                                        =========     =========

Shares outstanding                                         24,428        24,268

(2) Derived from audited financial statements

                      ANGIODYNAMICS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                Twelve months ended
                                                                                --------------------
                                                                                 May 31,     May 31,
                                                                                  2009        2008
                                                                                --------    --------
                                                                                     (unaudited)
Cash flows from operating activities:
   Net income                                                                   $  9,932    $ 10,889
   Depreciation and amortization                                                  11,813       9,205
   Tax effect of exercise of stock options                                          (149)       (390)
   Deferred income taxes                                                           4,268       5,483
   Stock-based compensation                                                        5,793       4,902
   Other                                                                           1,754         737
   Changes in operating assets and liabilities
      Receivables                                                                    401      (6,134)
      Inventories                                                                (10,635)      4,172
      Accounts payable and accrued liabilities                                     5,566       2,340
      Litigation provision                                                        (6,757)      3,967
      Other                                                                       (2,044)     (9,264)
                                                                                --------    --------
         Net cash provided by operating activities                                19,942      25,907
                                                                                --------    --------
Cash flows from investing activities:
   Additions to property, plant and equipment                                     (4,361)     (6,711)
   Acquisition of intangible assets and businesses                               (17,078)    (18,694)
   Change in restricted cash                                                          68       1,718
   Purchases, sales and maturities of marketable securities, net                   5,672      (2,507)
                                                                                --------    --------
         Net cash used in investing activities                                   (15,699)    (26,194)
                                                                                --------    --------
Cash flows from financing activities:
   Repayment of long-term debt                                                   (10,040)       (315)
   Proceeds from exercise of stock options and ESPP                                1,774       4,238
   Tax effect of exercise of stock options and issuance of performance shares       --            91
                                                                                --------    --------
         Net cash (used in) provided by financing activities                      (8,266)      4,014
                                                                                --------    --------
         Effect of exchange rate changes on cash                                    (108)       --
                                                                                --------    --------
         (Decrease) Increase in cash and cash equivalents                         (4,131)      3,727
Cash and cash equivalents
         Beginning of period                                                      32,040      28,313
                                                                                --------    --------
         End of period                                                          $ 27,909    $ 32,040
                                                                                --------    --------